UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 11-K/A


[X]                 ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                    SAVINGS AND SIMILAR PLANS PURSUANT TO
                    SECTION 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

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                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996

                         COMMISSION FILE NUMBER: 0-25442
                                                 -------

                          WILMINGTON TRUST CORPORATION
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             (Exact name of registrant as specified in its charter)


                                    DELAWARE
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            (State or jurisdiction of incorporation or organization)


                                   51-0328154
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                      (I.R.S. Employer Identification No.)


                  RODNEY SQUARE NORTH, 1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
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                    (Address of Principal Executive Offices)


                                 (302) 651-1000
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              (Registrant's telephone number, including area code)



                               Thrift Savings Plan
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                              (Full title of plan)

1. The Thrift Savings Plan affords Wilmington Trust's staff members the opportunity to acquire from time to time additional shares of Wilmington Trust Corporation's stock, as well as interests in funds which purchase a variety of investments from time to time and which may change from time to time. These include United States Treasury notes, debt instruments and stocks of new and established companies. A list of the names and addresses of those funds as of December 31, 1996 is set forth on Schedule 1 attached hereto and made a part hereof.

2. (a) The financial statements required to be filed for the Thrift Savings Plan, which qualifies under the Employee Retirement Income Security Act of 1974 ("ERISA"), are attached hereto as Exhibit 99.1.

     (b) The written consent of the accountant with respect to the financial statements for the Thrift Savings Plan is attached hereto as Exhibit 99.2.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the Thrift Savings Plan, have signed this Form 11-K/A as of June 26, 1997.


                                   /s/ Robert J. Christian
                                  --------------------------------- (SEAL)
                                  Robert J. Christian,
                                  Member of Thrift Savings Plan
                                  Committee


                                   /s/ William J. Farrell, II
                                  ---------------------------------  (SEAL)
                                  William J. Farrell, II,
                                  Member of Thrift Savings Plan
                                  Committee


                                   /s/ David R. Gibson
                                  ---------------------------------  (SEAL)
                                  David R. Gibson,
                                  Member of Thrift Savings Plan
                                  Committee


                                   /s/ Joseph M. Jacobs, Jr.
                                  --------------------------------- (SEAL)
                                  Joseph M. Jacobs, Jr.,
                                  Member of Thrift Savings
                                  Plan Committee


                                   /s/ John H. Kipp
                                  --------------------------------- (SEAL)
                                  John H. Kipp,
                                  Member of Thrift Savings
                                  Plan Committee


                                   /s/ P. M. Snyder, Jr.
                                  --------------------------------- (SEAL)
                                  P. M. Snyder, Jr.,
                                  Member of Thrift Savings Plan
                                  Committee

                                   SCHEDULE 1

1.       Strategic Bond Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

2.       Value Stock Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

3.       Growth Stock Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

4.       International Stock Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

5.       Small Cap Stock Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

6.       Bank Common Stock Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

7.       Money Market Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

8.       U.S. Government Fund
         Wilmington Trust Company
         Rodney Square North
         1100 North Market Street
         Wilmington, DE  19890-0001

                                  EXHIBIT INDEX


EXHIBIT                         EXHIBIT

  99.1                Financial statements

  99.2                Consent of independent auditor